EXHIBIT 99.1

CONTACT:	Bruce Zurlnick	Leigh Parrish/Caren Barbara
	Senior Vice President and	Media Contact: Diane Zappas
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212) 850-5600
(212) 808-2800
FOR IMMEDIATE RELEASE
FINLAY ENTERPRISES ANNOUNCES PENDING TRANSFER OF ITS COMMON STOCK
TO THE OTC BULLETIN BOARD
New York, NY, July 9, 2008 — Finlay Enterprises, Inc. (NASDAQ: FNLY) (the “Company”) today announced that it is in the process of transferring the quotation of its common stock to the OTC Bulletin Board (“OTCBB”). The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities and is maintained by the Financial Industry Regulatory Authority (“FINRA”). The Company has been advised that a market maker has filed the necessary application with the FINRA to make a market in the Company’s common stock on the OTCBB. It is the Company’s expectation that its common stock will be eligible for quotation on the OTCBB on or shortly after it is delisted from The Nasdaq Global Market on July 11, 2008.
On April 2, 2008, Finlay Enterprises, Inc. received notification from The Nasdaq Stock Market (“Nasdaq”) indicating that it was not in compliance with Nasdaq Marketplace Rule 4450(a)(2) because its common stock had not maintained a minimum market value of publicly held shares of $5,000,000 required for continued listing on The Nasdaq Global Market. The Company was provided until July 1, 2008 to regain compliance with this minimum requirement.  On July 2, 2008, the Company received a Staff Determination notification from Nasdaq indicating that, because compliance had not been regained, trading in the Company’s common stock would be suspended and that the Company’s common stock would be delisted from The Nasdaq Global Market at the opening of business on July 11, 2008 unless the Company appealed the determination. On July 8, 2008, the Company informed Nasdaq that it did not intend to appeal the Staff’s determination.
Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States and achieved sales of $835.9 million in 2007. The number of locations at the end of the first quarter of fiscal 2008 totaled 781, including 67 Bailey Banks & Biddle, 35 Carlyle and five Congress specialty jewelry stores.
This release may contain forward-looking statements, including statements regarding the timing and success of the Company’s plan to pursue quotation of its common stock on the OTC Bulletin Board, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the Company’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performance or achievement may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.